Exhibit 99.1

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ESSA Pharma Provides Corporate Update and Reports Financial Results for

Fiscal Second Quarter Ended March 31, 2022

South San Francisco, California and Vancouver, Canada, May 10, 2022 - ESSA Pharma Inc. (“ESSA”, or the “Company”) (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal second quarter ended March 31, 2022. All references to “$” in this release refer to United States dollars, unless otherwise indicated.

“During this past quarter, we continued to dose patients in our Phase 1 monotherapy study of EPI-7386, a first-in-class N-terminal domain (“NTD”) androgen receptor inhibitor, in patients with metastatic castration-resistant prostate cancer (“mCRPC”) whose tumors have progressed on current standard-of-care therapies,” stated David Parkinson, M.D., President and CEO of ESSA. “We expect to present a clinical update on the monotherapy trial in the first half of 2022. In addition, several clinical collaborations are underway investigating the potential clinical benefit of EPI-7386 in combination with approved second-generation antiandrogens, including the Company-sponsored Phase 1/2 study of EPI-7386 in combination with enzalutamide in mCRPC patients who have not yet been treated with second-generation antiandrogen therapies.”

Clinical and Corporate Highlights

EPI-7386 Monotherapy

•	The Company is currently dosing patients in the Phase 1a dose escalation study evaluating EPI-7386 as a monotherapy in patients with mCRPC. Patients are being dosed at 1,000 mg QD, 800 mg/day administered as 400 mg twice daily (BID) and 1200 mg/day administered as 600 mg BID.

•	The Company expects to provide a clinical update on the Phase 1a dose escalation study in the first half of 2022.

•	The Phase 1b study is expected to commence in the second half of 2022 and will confirm a recommended Phase 2 dose (“RP2D”).

EPI-7386 Clinical Collaborations

•	In January 2022, the Company dosed the first patient in the Company-sponsored Phase 1/2 study of EPI-7386 in combination with Astellas Pharma Inc.'s and Pfizer Inc.'s enzalutamide in patients with mCRPC who have not been treated with second-generation antiandrogen therapies.

•	Janssen Research and Development LLC has initiated a Phase 1/2 trial of EPI-7386 in combination with apalutamide or abiraterone acetate plus prednisone in earlier line mCRPC patients.

•	The Bayer-led Phase 1/2 trial will evaluate EPI-7386 in combination with darolutamide in earlier line mCRPC patients.

Preclinical

•	On April 10, 2022 at the 2022 American Association for Cancer Research (AACR) Annual Meeting, the Company presented preclinical data for its first generation of androgen receptor (AR) ANITen bAsed Chimera (ANITAC™) (NTD) degraders showing orally bioavailable ANITAC™ degraders can eliminate full length, mutant and splice variant forms of AR that are expressed in castration-resistant prostate cancer (CRPC) patients, and that ANITAC degraders inhibit AR-dependent transcription and reduce viability of AR-dependent prostate cancer cells.

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Summary Financial Results

•	Net Loss. ESSA recorded a net loss of $10.9 million ($0.25 loss per common share based on 44,030,480 weighted average common shares outstanding) for the quarter ended March 31, 2022, compared to a net loss of $13.0 million ($0.36 loss per common share based on 36,484,041 weighted average common shares outstanding) for the quarter ended March 31, 2021. For the quarter ended March 31, 2022, this included non-cash share-based payments of $1.9 million compared to $2.7 million for the comparable period in 2021, recognized for stock options granted and vesting.

•	Research and Development (“R&D”) expenditures. R&D expenditures for the quarter ended March 31, 2022 were $7.6 million compared to $7.3 million for the quarter ended March 31, 2021 and included non-cash costs related to share-based payments ($1.1 million for the quarter ended March 31, 2022 compared to $791,969 for the quarter ended March 31, 2021). The increase in R&D expenditures for the first fiscal quarter ended March 31, 2022 was primarily related to clinical data analysis associated with the Phase 1a clinical study, as well as increased expenses related to intellectual property and salaries, as well as the non-cash share-based expenses.

•	General and administration (“G&A”) expenditures. G&A expenditures for the quarter ended March 31, 2022 were $3.8 million compared to $4.6 million for the quarter ended March 31, 2021 and included non-cash costs related to share-based payments of $741,494 for the quarter ended March 31, 2022 compared to $1.9 million for the comparable period in 2021. The increased expenditure is the result of increased professional fees related to higher salaries and benefits, as well as the non-cash share-based payments.

Liquidity and Outstanding Share Capital

At March 31, 2022, the Company had available cash reserves and short-term investments of $181.0 million reflecting the gross proceeds of the February 2021 financing of approximately $150.0 million and July 2020 financing of $48.9 million, less operating expenses in the intervening period. The Company’s cash position is expected to be sufficient to fund current and planned operations through 2024.

As of March 31, 2022, the Company had 44,059,700 common shares issued and outstanding.

In addition, as of March 31, 2022 there were 3,234,750 common shares issuable upon the exercise of warrants and broker warrants. This includes 2,920,000 prefunded warrants at an exercise price of $0.0001, and 314,750 warrants at a weighted average exercise price of $49.69. There were 6,795,736 common shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $5.33 per common share.

About EPI-7386

EPI-7386 is an investigational, highly-selective, oral, small molecule inhibitor of the N-terminal domain of the androgen receptor. EPI-7386 is currently being studied in a Phase 1 clinical trial (NCT04421222) in men with mCRPC whose tumors have progressed on current standard-of-care therapies. The Phase 1 clinical trial of EPI-7386 began in calendar Q3 of 2020 following FDA allowance of ESSA’s Investigational New Drug application and Health Canada acceptance. EPI-7386 is also being studied in earlier line mCRPC patients in Phase 1/2 trials in combination with enzalutamide, apalutamide and abiraterone acetate with prednisone. The U.S. FDA has granted Fast Track designation to EPI-7386 for the treatment of adult male patients with mCRPC resistant to standard-of-care treatment. ESSA retains all rights to EPI-7386 worldwide.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com and follow us on Twitter under @ESSAPharma.

About Prostate Cancer

Prostate cancer is the second-most commonly diagnosed cancer among men and the fifth most common cause of male cancer death worldwide (Globocan, 2018). Adenocarcinoma of the prostate is dependent on androgen for tumor progression and depleting or blocking androgen action has been a mainstay of hormonal treatment for over six decades. Although tumors are often initially sensitive to medical or surgical therapies that decrease levels of testosterone, disease progression despite castrate levels of testosterone can lead to mCRPC. The treatment of mCRPC patients has evolved rapidly over the past ten years. Despite these advances, many patients with mCRPC fail or develop resistance to existing treatments, leading to continued disease progression and limited survival rates.

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Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the Company’s expectation to provide a clinical update on the Phase 1a dose escalation study in the first half of 2022, the expected commencement time of the Phase 1b study, the nature of the Phase 1/2 trial, the potential clinical benefit of EPI-7386 in combination with approved second-generation antiandrogens and the Company’s expected cash runway.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA’s actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA’s current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA’s financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA’s Quarterly Report on Form 10-Q dated May 10, 2022 under the heading “Risk Factors”, a copy of which is available on ESSA’s profile on EDGAR at www.sec.gov and on the SEDAR website at www.sedar.com, and as otherwise disclosed from time to time on ESSA’s EDGAR and SEDAR profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

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ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

Amounts in thousands of United States dollars

	March 31, 2022	September 30, 2021

Cash and cash equivalents	$86,236	$137,825
Prepaids and other assets	96,373	60,341

Total assets	$182,609	$198,166

Current liabilities	3,749	3,930
Long-term debt	145	210
Derivative liability	—	20
Shareholders' deficiency	178,715	194,006

Total liabilities and shareholders’ equity	$182,609	$198,166

ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

Amounts in thousands of United States dollars, except share and per share data

	Three months ended March 31, 2022	Three months ended March 31, 2021	Six months ended March 31, 2022	Six months ended March 31, 2021

OPERATING EXPENSES
Research and development	$7,649	$7,268	$13,669	$11,754
Financing costs	4	—	8	1
General and administration	3,817	4,615	6,880	6,824

Total operating expenses	(11,470)	(11,883)	(20,557)	(18,579)

Gain (loss) on derivative liability	118	(1,128)	18	(1,039)
Other items	498	47	586	90

Net loss before taxes	(10,854)	(12,924)	(19,953)	(19,528)
Income tax recovery	—	—	1	35

Net loss and comprehensive loss for the period	$(10,854)	$(12,964)	$(19,952)	$(19,493)

Basic and diluted loss per common share	$(0.25)	$(0.36)	$(0.45)	$(0.56)

Weighted average number of common shares outstanding	44,030,480	36,484,041	44,009,903	34,896,509

999 West Broadway, Suite 720, Vancouver, BC, V5Z 1K5 T. 778.331.0962 | essapharma.com

Company Contact David Wood, Chief Financial Officer ESSA Pharma Inc. Contact: (778) 331-0962 Email: dwood@essapharma.com	Investor Relations Contact: Xuan Yang Solebury Trout Contact: (646) 378-2975 Email: xyang@soleburytrout.com

Media Contact: Zara Lockshin Solebury Trout Contact: (646) 378-2960 Email: zlockshin@soleburytrout.com